Exhibit 99.6
The Express Scripts-Medco Merger: A Partnership Driven by a Competitive Market
Today’s vigorously competitive PBM market includes more than 40 PBMs, all working hard to meet or beat our value proposition for public and private payors.1 New entrants and new combinations will only increase competition.
Intense competition will remain among PBMs serving large accounts:
•	7 PBMs each process more than 150 million prescriptions annually

•	12 PBMs serve more than 5 million members each[2]

•	9 Fortune 500 companies operate PBMs for their employees

•	At least 10 PBMs serve Fortune 50 companies[3]

•	At least 5 PBMs serve at least two Blue Cross plans[4]

•	At least 9 PBMs serve large state accounts

•	CVS Caremark’s net-new sales were valued at $8.9 billion in 1st Q 2011[5] alone
•	UnitedHealthcare’s OptumRx business is competing with other PBMs to serve both UnitedHealthcare clients and other large accounts; bringing its PBM business in-house will increase its size by 67%, making United Healthcare one of the nation’s largest PBMs.[6]
•	Competitive combinations continue to emerge throughout the market, as in August 2011 SXC Health Solutions agreed to acquire PBM PTRx and mail-order pharmacy provider SaveDirectRx in a deal potentially valued at $81.5 million[7]
Competition will remain intense among mail order PBMs:
•	More than 28 companies in the U.S. operate mail order pharmacies

•	At least 9 other companies operate two or more mail order pharmacies

•	Retail pharmacies compete directly with mail order pharmacies

•	70% of all maintenance prescriptions (90-day supply) are dispensed at retail pharmacies[8]
•	The creation of 90-day prescription programs at retail pharmacies (e.g., CVS Caremark, Walgreens) has only intensified that competition
•	A recent CVS Caremark study shows increased use of retail pharmacies for 90-day supplies of branded and generic drugs (as percentage of total retail prescriptions)[9]
Intense competition will remain in specialty pharmacy:
•	5 companies with more than $1 billion in annual revenues provide specialty pharmacy medications
•	Manufacturers of specialty medications have the ability to distribute their medicines through any specialty pharmacy they choose

[1]	Pharmacy Benefit Management Institute, LP, http://www.pbmi.com/pbmdir.asp

[2]	FTC, August 2005

[3]	Morgan Stanley, July 28, 2011

[4]	Drug Channels, July 27, 2011

[5]	CVS Caremark, Investor Presentation at Jefferies 2011 Global Consumer Conference, June 2011

[6]	Bloomberg Businessweek, June 2011

[7]	Dow Jones Newswires, SXC Health To Acquire Pharmacy-Benefits Manager In $81.5M Deal, August 3, 2011

[8]	NACDS Chain Pharmacy Industry Profile 2010-2011

[9]	Source: Recent Trends in the Dispensing of 90-Day-Supply Prescriptions at Retail Pharmacies: Implications for Improved Convenience and Access, American Health & Drug Benefits, March/April 2011, available at: http://www.ahdbonline.com/sites/default/files/AHDB_95-100.pdf

Independent and community pharmacies will continue as strong competitors:
•	Between 2009 and 2010, the number of independent community pharmacies grew by almost 400, to just more than 23,000, representing a $93 billion industry
•	The average independent pharmacy increased sales by 3.7% in 2009, from $3.88 million to $4.03 million[10]

•	Pharmacy profits have doubled since 1999, with average profits per pharmacy of almost $1 million[11]

•	The average pharmacy owner earned approximately $274,000 in income in 2009.[12]
•	The Express Scripts-Medco combination will continue to look for additional opportunities to work with independent and community pharmacies to identify and close gaps in care[13]
Cautionary Statement Regarding Forward-Looking Statements
This document contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements, as they relate to Medco Health Solutions, Inc. or Express Scripts, Inc., the management of either such company or the transaction, involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Medco and Express Scripts undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the pharmacy benefit management and specialty pharmacy industries, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance” and similar expressions to identify these forward-looking statements. Actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including, but not limited to, the possibility that (1) Medco and Express Scripts may be unable to obtain stockholder or regulatory approvals required for the merger or may be required to accept conditions that could reduce the anticipated benefits of the merger as a condition to obtaining regulatory approvals; (2) the length of time necessary to consummate the proposed merger may be longer than anticipated; (3) problems may arise in successfully integrating the businesses of Medco and Express Scripts; (4) the proposed merger may involve unexpected costs; (5) the businesses may suffer as a result of uncertainty surrounding the proposed merger; and (6) the industry may be subject to future risks that are described in SEC reports filed by Medco and Express Scripts.
The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of Medco and Express Scripts described in their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission.
Additional Information and Where to Find It
In connection with the proposed merger, Express Scripts, Inc. will file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of Medco and Express Scripts, and a prospectus of Express Scripts, as well as other relevant documents concerning the proposed merger. Stockholders are urged to read the registration statement and the proxy statement/prospectus contained therein regarding the merger when they become available and any other relevant documents as well as any amendments or supplements to those documents, because they will contain important information.
You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Medco and Express Scripts, at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, in the Investor Relations portion of the Medco website at

[10]	National Community Pharmacists Association, 2010 NCPA Digest, October 2010

[11]	Drug Channels, “Owning a Pharmacy: Still Pretty Profitable”, January 25, 2011 (Analysis of 2010 NCPA Digest Data)

[12]	Ibid.

[13]	Medco Health Solutions Illinois Pilot Project

http://www.medcohealth.com under the heading “Investors” and then under “SEC Filings.” Copies of the proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus can also be obtained, free of charge, by directing a request to Investor Relations, 100 Parsons Pond Drive, Franklin Lakes, NJ, 07417, 201-269-3400.
Participants in Solicitation
Medco and Express Scripts and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Medco in connection with the proposed merger. Information about the directors and executive officers of Medco and their ownership of Medco common stock is set forth in the proxy statement for the Medco 2011 annual meeting of stockholders, as filed with the SEC on Schedule 14A on April 8, 2011. Information about the directors and executive officers of Express Scripts and their ownership of Express Scripts common stock is set forth in the proxy statement for the Express Scripts’ 2011 annual meeting of stockholders, as filed with the SEC on Schedule 14A on March 21, 2011. Additional information regarding the interests of those persons and other persons who may be deemed participants in the merger may be obtained by reading the proxy statement/prospectus regarding the proposed merger when it becomes available. You may obtain free copies of this document as described in the preceding paragraph.